EXHIBIT 2.1

Agreement and Plan of Merger

by and among

Polymathes Holdings I LLC,

Polymathes Acquisition I Inc.,

and

Epolin Inc.

March 14, 2012

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 14, 2012 (the “Agreement Date”), is by and among Epolin Inc., a New Jersey Corporation (the “Company”), Polymathes Holdings I LLC, a New Jersey Limited Liability Company (the “Parent”), and Polymathes Acquisition I Inc., a New Jersey corporation and wholly owned subsidiary of the Parent (the “Purchaser”).

A.
The respective Boards of Directors of the Parent, the Purchaser and the Company have approved the acquisition of the Company by the Parent upon the terms and subject to the conditions set forth in this Agreement.

B.
In furtherance of such acquisition, (i) Parent has agreed to cause the Purchaser to commence a tender offer (such offer, as amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of the shares (the “Shares”) of common stock, no par value, of the Company (the “Company Common Stock”) that are outstanding, at a price of $0.22 per Share, paid to the seller in cash, without interest thereon (such amount or any higher amount per Share that may be paid pursuant to the Offer, (the “Offer Price”)), and (ii) the Company has granted to the Purchaser the Top-Up Option.

C.
Following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement, Parent shall cause the Purchaser to be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and each Share that is not tendered and accepted pursuant to the Offer, other than Shares cancelled pursuant to Section 3.1(b) and Dissenting Shares, shall thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth in this Agreement.

D.
The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the Offer, the Merger and the transactions contemplated by this Agreement (the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Offer and the Merger, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that all holders of Shares (the “Company Stockholders”) tender their Shares pursuant to the Offer, and, if required by applicable Law, adopt this Agreement and approve the Merger (the “Company Board Recommendation”).

E.
The respective boards of directors of the Parent and the Purchaser have approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and have declared it advisable for the Parent and the Purchaser, respectively, to enter into this Agreement.

F.
Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent entering into this Agreement, certain Company Stockholders have entered into a tender and voting agreement, dated as of the Agreement, in substantially the form set forth in Annex I hereof, pursuant to which, among other things, each of such Company Stockholders has agreed to tender his, her or its Shares to the Purchaser in the Offer (the “Tender and Voting Agreement”).

G.
The Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various conditions to the Offer and the Merger.

Accordingly, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer

(a)
Commencement of the Offer.  Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable after the Agreement Date (but in no event later than forty-five (45) Business Days after the date of the initial public announcement of this Agreement), the Purchaser shall, and the Parent shall cause the Purchaser to, commence (with the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), the Offer to purchase all of the Shares at the Offer Price.  For purposes of this Agreement, “Business Day” means a day other than a Saturday, Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

(b)
Terms and Conditions of Offer.  Subject to (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares, if any, then owned of record by the Parent or the Purchaser or with respect to which the Parent or the Purchaser has, directly or indirectly, voting power, representing at least fifty-one percent (51%) of all outstanding Shares (determined on a Fully Diluted Basis) entitled to vote (x) in the election of directors or (y) upon the adoption of this Agreement and approval of the Merger, on the date Shares are accepted for payment (collectively, the “Minimum Condition”); and (ii) the satisfaction or waiver by the Parent or the Purchaser of the conditions contained in Section 7.2, the Purchaser shall, and the Parent shall cause the Purchaser to, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after the Purchaser is legally permitted to do so under applicable federal, state, local, or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity (“Law”) (the date and time of acceptance for payment, the “Share Acceptance Time”).  The Parent shall provide or cause to be provided to the Purchaser on a timely basis funds sufficient to purchase and pay for any and all Shares that the Purchaser becomes obligated to accept for payment and purchase pursuant to the Offer shall be paid net to the holder of such Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the holder of such Share in cash, without interest, subject to any withholding of any Taxes required by applicable Law in accordance with Section 3.5.  For purposes of this Agreement, “Fully Diluted Basis” means, as of any date, (i) the number of Shares outstanding plus (ii) the number of Shares the Company is then required to issue pursuant to options, warrants, rights to acquire or other obligations outstanding at such date, other securities convertible or exchangeable into or exercisable for Shares or otherwise, including pursuant to the Company Equity Plans, but excluding any (x) Shares attributable to the unexercised portion of the Top-Up Option and (y) any options, warrants and other rights to acquire Shares that are not vested as of the date of purchase and would not be vested immediately after giving effect to the consummation of the Offer or prior to the End Date.

(c)
Offer to Purchase; Waiver of Conditions. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the conditions and requirements set forth in Section 7.2.  The Parent and the Purchaser expressly reserve the right (but shall not be obligated) to increase the Offer Price, waive any condition to the Offer (except the Minimum Condition) or to make any changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price payable in the Offer; (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares sought to be purchased in the Offer, (iv) impose any condition to the Offer in addition to the conditions set forth in this Agreement, (v) amend or waive the Minimum Condition, (vi) amend or modify the other conditions set forth in this Agreement in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably to be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or the Purchaser to consummate the Offer, (vii) extend the Expiration Date other than in accordance with this Agreement, or (viii) otherwise amend any other term of the Offer in a manner adverse to the holders of Shares.

(d)
Expiration of Offer.  Subject to the terms and conditions of this Agreement, unless extended in accordance with the terms of this Agreement, the Offer shall expire on the 20th or 21st Business Day (calculated in accordance with Rule 14d-1(g)(3) and 14d-2 under the Exchange Act) following the commencement of the Offer (the “Initial Expiration Date”) or, if the Offer has been extended in accordance with this Agreement, at the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”).

(e)
Extension of Offer.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) the Purchaser shall extend the Offer for any period of periods required by (x) applicable Law, (y) applicable rules, regulations, interpretations or positions of the United States Securities and Exchange Commission (the “SEC”) or its staff or (z) any of the rules and regulations, including listing standards, of the United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded (the “Securities Exchange Rule”), (ii) in the event that any of the conditions to the Offer set forth in Section 7.2 hereto are not satisfied or waived as of any then scheduled Expiration Date, the Purchaser may extend the Offer for successive extension periods of not more than ten (10) Business Days each in order to permit the satisfaction of the conditions to the Offer, and (iii) in the event that any of the conditions to the Offer set forth in Section 7.2 are not satisfied or waived as of any then scheduled Expiration Date and there has not been a Change of Recommendation, the Company may, by written notice at least two (2) Business Days prior to such scheduled Expiration Date, request that the Purchaser extend the Offer for up to two (2) successive periods of ten (10) Business Days per extension period, until all of the conditions to the Offer set forth in this Agreement are satisfied or, to the extent permitted, validly waived; provided, however, that notwithstanding the foregoing clause (i) of this Section 1.1(e), in no event shall the Purchaser be required to extend the Offer beyond the earlier to occur of (1) the date this Agreement is terminated pursuant to Section 8.1 hereof or (2) the End Date; and provided, further, that the foregoing clause (i) of this Section 1.1(e) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the Parent or the Company to terminate this Agreement pursuant to Section 8.1 hereof.  The Purchaser shall not and the Parent agrees that it shall cause the Purchaser not to terminate or withdraw the Offer other than in connection with termination of this Agreement pursuant to Section 8.1.

(f)
Subsequent Offering Period.  If necessary to obtain sufficient Shares to reach the Short Form Threshold (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), the Purchaser may, in its sole discretion, provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (each a “Subsequent Offering Period”); provided, however, that if the exercise of the Top-Up Option pursuant to Section 1.4(a) will cause Purchaser to obtain sufficient Shares to reach the Short Form Threshold, the Purchaser shall not be permitted to provide for a Subsequent Offering Period.  Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall, and the Parent shall cause the Purchaser to, immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such Subsequent Offering Period.  The Offer Documents shall provide for the possibility of a Subsequent Offering Period in a manner consistent with the terms of this Section 1.1(f).

(g)
Termination of Offer.  The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 8.1.  If this Agreement is terminated pursuant to Section 8.1, the Purchaser shall, and the Parent shall cause the Purchaser to, promptly terminate the Offer and not acquire the Shares pursuant thereto.  If the Offer is terminated by the Purchaser, or this Agreement is terminated pursuant to Section 8.1 prior to the acquisition of Shares in the Offer, the Purchaser shall promptly (and in any event within two (2) Business Days of such termination) return, or cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares that have not been purchased in the Offer to the registered holders thereof.

(h)
Schedule TO; Offer Documents.  On the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), the Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits: the Offer to Purchase, a form of letter of transmittal, the notice of guaranteed delivery, a form of summary advertisement and other ancillary Offer documents and instruments required by the Exchange Act or other applicable Law pursuant to which the Offer shall be made (collectively, together with any amendments and supplements thereto, the “Offer Documents”).  Subject to Section 6.3, the Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation.  The Parent and the Purchaser shall file any required Offer Documents with the relevant New Jersey agency or authority.  The Parent and Purchaser shall cause the Schedule TO and the Offer Documents to comply in all material respects with the requirement of applicable United States federal securities Laws and, on the date first filled with the SEC and on the date first published, sent or given to holders of Shares, not to contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they were made, not misleading, except no covenant is made by the Parent or the Purchaser with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or Offer Documents.  The Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by such party for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Parent and the Purchaser agree to cause the Offer Documents, as to corrected, to be filed with the SEC and disseminated to Company Stockholders in each case as and to the extent required by the Exchange Act.  The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, the Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  In addition, the Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral responses thereto.  The Company and its counsel shall be given a reasonable opportunity to review any such written responses and the Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(i)
Certain Adjustments.  The Offer Price shall be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the Agreement Date and prior to the payment by the Purchaser for Shares validly tendered and not properly withdrawn in connection with the Offer.

Section 1.2 Company Action

(a)
Schedule 14D-9.  On the date the Offer Documents are filed with the SEC the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.3(e), contain the Company Board Recommendation.  The Schedule 14D-9 will comply in all material respects with the applicable provisions of the Exchange Act and New Jersey Corporation Law.  The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of the applicable United States securities Laws and New Jersey corporation Law and, on the date first filed with the SEC and on the date first published, sent or given to holders of the Shares, not to contain any untrue statement of material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading, except no covenant is made by the Company with respect to any information supplied by the Parent or the Purchaser in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.  The Company agrees to cause the Schedule 14D-9 to be disseminated to the Company Stockholders.  The Company, on the one hand, and the Parent and the Purchaser, on the other hand, agrees to promptly correct any information provided by such party for use in the Schedule 14dD-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the company Stockholders , in each case as and to the extent required by the Exchange Act.  The Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Parent, the Purchaser and their counsel.  In addition, the Company shall provide the Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto.  The Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall given due consideration to the reasonable additions, deletions or changes suggested thereto by the Parent, the Purchaser and their counsel.  After the commencement of the Offer, the Company will not publish, send, or give to Company Stockholders supplemental or revised materials without the Parent’s prior written consent, except as (i) as may be required by Law or (ii) as contemplated or permitted by Section 6.3.

(b)
Communication Materials.  Promptly after the Agreement Date (and in any event in sufficient time to permit the Purchaser to commence the Offer in a timely manner) and otherwise from time to time as requested by the Purchaser or its agents, and at the Purchaser’s sole cost and expense, the Company shall furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and other listings or computer files containing the names and addresses of the record or beneficial owners of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels , security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial owners of Shares, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of Shares in the Offer.

Section 1.3 Directors

(a)
Designation of Directors by Parent.  Effective upon the Share Acceptance Time and from time to time thereafter so long as the Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding Shares, the Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (i) the total number of directors on the Company Board (giving effect to the election or appointment of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of Shares beneficially owned by the Parent and/or the Purchaser (including Shares accepted for payment in the Offer and the purchased Top-Up Option Shares, if any) bears to the total number of Shares outstanding, and the Company shall, upon request by the Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide the purchaser with such level of representation and shall cause the Purchaser’s designees to be so elected or appointed.  Subjection to subsection (c) of this Section 1.3, after the Share Acceptance Time the Company shall also cause individuals designated by the Purchaser to constitute the same percentage as such individuals represent of the entire Company Board on the following: (i) each committee of the Company Board (other than any committee of the Company Board comprised solely of Continuing Directors established to take action under this Agreement); (ii) each board of directors and each committee thereof of each wholly owned Subsidiary of the Company and (iii) the designees, appointees or other similar representatives of the Company on each board of directors (or other similar governing body) and each committee thereof of each non-wholly owned Subsidiary.  The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as well as the Securities Exchange Rules.  At the request of the Purchaser, the Company shall take all actions necessary to effect any such election or appointment of the Purchaser’s designees, including mailing to the Company Stockholders the information required by Section 14(f) of the Exchange Act and rule 14f-1 promulgated thereunder which, unless the Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9; provided, that the Parent and the Purchaser shall have timely supplied to the Company all information with respect to themselves and their respective officers, directors and Affiliates (as defined in Rule 12b-2 of the Exchange Act (the “Affiliates”)) required by such Section and Rule.

(b)
Continuing Directors.  Following the election or appointment of the Parent’s designees to the Company Board pursuant to Section 1.3(a) and until the Effective Time, the Company Board shall at all times include, and the Company, the Parent and the Purchaser shall use their reasonable best efforts to cause the Company Board to at all times include, at least two (2) Continuing Directors and each committee of the Company Board and the board of directors (or similar body) of each Subsidiary of the Company shall at all times include, and the Company, the Parent and the Purchaser shall use their reasonable best efforts to cause each committee of the Company Board and the board of directors (or similar body) of each Subsidiary of the Company to at all times include, at least one (1) Continuing Director.  A “Continuing Director” shall mean a person who is a member of the Company Board as of the Agreement Date or a person selected by the Continuing Directors then in office; provided, however that if the number of Continuing Directors is reduced to less than two (2) prior to the Effective Time, any remaining Continuing Directors (or Continuing Director, if there shall be only one (1) remaining) shall be entitled to designate a person who is not an officer, director, stockholder or designee of Parent or any of its Affiliates to fill such vacancy, and such person shall be deemed to be a Continuing Director for all purposes of this Agreement, or, if no Continuing Directors then remain, the other directors shall designate three (3) persons who are not officers, directors, stockholders or designees of Parent or any of its Affiliates to fill such vacancies, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

(c)
Required Approvals of Continuing Directors.  Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a), the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of the Parent or the Purchaser under this Agreement, (iii) waive or exercise any of the Company’s rights under this Agreement, (iv) waive any condition to the Company’s obligations under this Agreement, (v) amend the Company Charter or Company Bylaws, (vi) authorize any agreement between the Company or its Subsidiary, on the one hand, and the Parent, the Purchaser or any of their Affiliates, on the other hand, or (vii) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the Transactions.  For purposes of considering any matter set forth in this Section 1.3(c), the Continuing Directors shall be permitted to meet without the presence of the other directors.  The Continuing Directors shall have authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder.

Section 1.4 Top-Up Option

(a)
Grant and Availability of Top-Up Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, that number of newly issued Shares (the “Top-Up Option Shares”) equal to 7,633,645 Shares.  The Top-Up Option shall only be exercised one time by the Purchaser in whole but not in part.  The Top-Up Option shall be exercised by the Purchaser (and the Parent shall cause the Purchaser to exercise the Top-Up Option) promptly (but in no event later than one (1) Business Day) after the Share Acceptance Time or the expiration of a Subsequent Offering Period, as applicable, if at the Share Acceptance Time or the expiration of any such Subsequent Offering Period, as applicable, the Parent or the Purchaser own in the aggregate at least fifty-one percent (51%) of all Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares but excluding from Purchaser’s ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee); provided, however, that the obligation of the Purchaser to exercise the Top-Up Option and the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company that (x) no provision of any applicable Law and no applicable order, injunction or other judgment shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (y) upon exercise of the Top-Up Option, the number of Shares owned by the Parent or the Purchaser (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (z) the number of Top-Up Option shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued shares of Company Common Stock less the maximum number of shares of Company Common Stock potentially necessary for issuance with respect to all outstanding Company Stock Options, Company Restricted Stock, Company RSUs or other obligations of the Company.  The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act; provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement.

(b)
Exercise of Top-Up Option.  Upon the exercise of the Top-Up Option in accordance with Section 1.4(a), the Parent shall so notify the Company and shall set forth in such notice (i) the number of Shares that are expected to be owned by the Parent, the Purchaser or any wholly owned Subsidiary of the Parent or the Purchaser immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for closing of the purchase of the Top-Up Option Shares (which, subject to applicable Law and any required regulatory approvals, shall be effected as promptly as practicable and not more than two (2) Business Days after date such notice is delivered to the Company).  Such notice shall also include an undertaking signed by the Parent and the Purchaser that, as promptly as practicable after such exercise and the delivery by the Company of the Top-Up Option Shares, to consummate the Merger in accordance with the terms hereof.  The Company shall, as soon as practicable following receipt of such notice, notify the Parent and the Purchaser of the number of Shares then outstanding and the number of Top-Up Option Shares.  At the closing of the purchase of the Top-Up Option Shares, the Parent or the Purchaser, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to the Parent or the Purchaser, as applicable, a certificate representing the Top-Up Option Shares.  The aggregate purchase price payable for the Top-Up Option Shares shall be paid by the Parent or the Purchaser as follows: (i) the portion of the aggregate purchase price equal to the par value of the Top-Up Shares shall be paid in cash, and (ii) the balance of the remaining aggregate purchase price may be paid (x) in cash or (y) by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares, or some combination thereof.  Any such promissory note shall be on terms as provided by the Parent or the Purchaser, which terms shall include the following: (i) the principal amount and accrued interest under the promissory note shall be payable upon the demand of the Company, (ii) the unpaid principal amount of the promissory note will accrue simple interest at the per annum of 1.0%, (iii) the promissory note may be prepaid in whole or in part at any time, without penalty or prior notice and (iv) the unpaid principal amount and accrued interest under the promissory note shall be immediately become due and payable in the event that (x) Purchaser fails to make any payment of interest on the promissory note as provided therein and such failure continues for a period of 30 days or (y) Purchaser files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors.  Upon the delivery of the appropriate exercise notice and the tender of the consideration described above, the Purchaser shall, to the extent permitted by applicable Law, be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that certificates representing those Top-Up Option Shares shall not then be actually delivered to the Purchaser or the Company shall have failed to refused to designate the account described above.

(c)
Accredited Investor Status.  The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Law.  Consistent therewith, the Parent and the Purchaser acknowledge that the Top-Up Option Shares that the Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Each of the Parent and the Purchaser hereby represents and warrants to the Company that the Purchaser will be upon the purchase of the Top-Up Option Shares an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act.  The Purchaser agrees that that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II

THE MERGER

Section 2.1 The Merger

(a)
Effect of Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New Jersey Business Corporation Act, as amended (the “NJBCA”), at the Effective Time, the Purchaser shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  The Merger shall have the effects set forth in the applicable provisions of the NJBCA.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b)
Charter and Bylaws.  At the Effective Time, the Company Charter shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time, except that all references therein to the Purchaser shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is Epolin, Inc.”  The bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to the Purchaser shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(c)
Directors and Officers.  The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)
Other Conveyance Documents.  If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.2 Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on  date to be specified by the parties (the “Closing Date”), such date to be no later than the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Kaye Cooper Fiore Kay & Rosenberg LLP, unless another time, date or place is agreed to in writing by the parties hereto.  On the Closing Date, or on such date as the Parent and Company may agree to in writing, the Parent, the Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of New Jersey in accordance with the relevant provisions of the NJBCA and shall make all other filings or recordings required under the NJBCA.  The Merger shall become effective at the time of the Certificate of Merger or other appropriate documents shall have been duly filed with the Secretary of State of the State of New Jersey or such other date and time as is specified in the Certificate of Merger or other appropriate documents, such date and time hereinafter referred to as the “Effective Time”.

Section 2.3 Meeting of Company Stockholders to Approve the Merger.

(a)
Stockholder Meeting.  If the Company Stockholder Approval is required under the NJBCA, the Company shall, in accordance with applicable Law, the Company Charter, the Computer Bylaws and applicable Securities Exchange Rules, duly call, give notice of, convene and hold a special meeting of the Company Stockholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as practicable after the Share Acceptance Time, for the purpose of considering and voting on matters requiring Company Stockholder Approval.

(b)
Proxy Statement.  If Company Stockholder Approval is required under NJBCA, then, in accordance with all applicable Laws, the Company Charter and the Company Bylaws, as promptly as practicable after the Share Acceptance Time, the Company shall (i) prepare and file with the SEC a proxy statement relating to this Agreement and the Transactions, including the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”), (ii) subject to Section 6.3(e), including in the Proxy Statement the Company Board Recommendation, (iii) furnish the information required to be provided to the Company Stockholders proxies pursuant to the NJBCA and the Exchange Act and (iv) use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the NJBCA and any other applicable Law and the Company Charter and the Company Bylaws (if applicable) to effect the Merger.  The Parent will provide the Company with any information which may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 2.3(b).  The Company will notify the Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform the Parent of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to Company Stockholders, such amendment or supplement.  The Company shall cooperate and provide the Parent (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide the Parent with a copy of all such filings made with the SEC.  If at any time prior to the Special Meeting any fact or event relating to the Parent or the Purchaser or any of their Affiliates that is required by Law to be set forth in an amendment or supplement to the Proxy Statement should occur or be discovered by the Parent or the Purchaser, the Parent or the Purchaser shall, promptly after becoming aware thereof, inform the Company of such fact or event.

(c)
Voting Shares by Parent.  At the Special Meeting or any postponement or adjournment thereof, the Parent shall cause to be voted all of Shares then owned of record by the Purchaser or with respect to which the Parent or the Purchaser otherwise has, directly or indirectly, voting power in favor of the adoption of this Agreement and approval of the Merger and the Parent shall cause the Purchaser to use its reasonable efforts to deliver or provide (or cause to be delivered or provided), in its capacity as a stockholder of the Company, any other approvals that are required by applicable law to effect the Merger.

Section 2.4 Merger Without Meeting of Stockholders.  Notwithstanding the terms of Section 2.3, if after the Share Acceptance Time and, if applicable, the expiration of any Subsequent Offering Period provided by the Purchaser in accordance with this Agreement or the Purchaser’s exercise of the Top-Up Option, the Parent and the Purchaser shall then hold of record, in the aggregate, at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under applicable Law (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable, but no later than the time set forth in Section 2.2, without a meeting of Company Stockholders in accordance with Section 10-5(1) of the NJBCA.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Conversion of Securities.  At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, the Purchaser or the holder of any Shares or any shares of capital stock of the Purchaser:

(a)
Each share of common stock, no par value, of the Purchaser issued and outstanding immediately prior to the Effective Time shall convert into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(b)
All shares of the Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Parent or the Purchaser immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(c)
Except as otherwise provided in Section 3.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereon, without any interest thereon, equal to the Offer Price (the “Merger Consideration”).  At the Effective Time, all such shares shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of Shares not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such Share held by them.

(d)
If at any time between the Agreement Date and the Effective Time any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, other than the Merger, the amount of the Merger Consideration as provided in Section 3.1(c) shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Certificates and Book Entry Shares.

(a)
At or prior to the Closing, the Purchaser shall deliver, in trust, to Securities Transfer Corporation (the “Paying Agent”), for the benefit of the Company Stockholders at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as “Consideration Fund”).  In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 (including with respect to former Dissenting Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 11-4 of the NJBCA), the Purchaser shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b)
Promptly after the Effective Time (and in any event with five (5) Business Days after the Effective Time), the Purchaser shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration in customary form.  Upon receipt of an “agent’s message” by the Paying Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled.  No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration.  If any Merger Consideration is to be paid to any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity (“Person”) other than a Person whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c)
The Consideration Fund may be invested by the Paying Agent as directed by the Parent or the Surviving Corporation.  Earnings on the Consideration Fund in excess of the amounts payable to Company Stockholders shall be the sole and exclusive property of the Parent and the Surviving Corporation and shall be paid to the Parent or the Surviving Corporation, as the Parent directs.  No investment of the Consideration Fund shall relieve the Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, the Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the Company Stockholder at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d)
At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article 3, except as otherwise provided by Law.

(e)
Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company Stockholders six (6) months after the Effective Time shall be delivered to the Surviving Corporation.  Any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article 3 with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof, to the extent permitted by applicable Law.

(f)
Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.  If any Certificate or Book Entry Share shall not have been surrendered prior to two (2) years after the Effective Time, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(g)
If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such certificate to be lost, stolen or destroyed, and, if required by the Parent, the posting by such Person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3 Shares of Dissenting Stockholders.

(a)
Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), any Shares that are issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such shares of Company Common Stock in accordance with Section 11-2(1) of the NJBCA (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such Company Stockholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the NJBCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the NJBCA.  From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or to be entitled to the payment of dividends or other distributions.  The Company shall give the Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instrument, notices, petitions, or other communication received from stockholders or provided to stockholders by the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NJBCA.  Except with the prior written consent of the Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent.

(b)
If any Company Stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the NJBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s Shares shall no longer be Dissenting Shares, and if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 3.1(c).

Section 3.4 Company Equity Awards.

(a)
As soon as reasonably practicable following the Share Acceptance Time, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Equity Plan) shall adopt appropriate resolutions and take all other actions as may be required to provide that (i) each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled, and, in exchange therefor, each former holder of each such cancelled Company Stock Option shall be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, an amount in cash (subject to any applicable withholding of Taxes required by applicable Law) equal to (x) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of company Common Stock previously subject to such Company Stock Option, multiplied by (y) the total number of Shares previously subject to such Company Stock Option, whether or not vested (such amount, the “Option Amount”); (ii) each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall vest in full and become non-forfeitable effective immediately prior to the Effective Time and shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) (subject to any applicable withholding of Taxes required by applicable Law), and (iii) each Company RSU that is outstanding immediately prior to the Effective Time shall vest in full effective immediately prior to the Effective Time and the Shares issued thereunder shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) (subject to any applicable withholding of Taxes required by applicable Law).  All amounts payable pursuant to this Section 3.4 shall be paid as promptly as practicable following the Effective Time, and in any event no later than ten (10) Business Days after the Effective Time, without interest, and Parent shall cause the Surviving Corporation to make such payments as promptly as practicable after the Effective Time in accordance with the foregoing and the terms of the Company Stock Options or the applicable Company Equity Plans pursuant to which they were issued.

(b)
Within ten (10) Business Days following the Share Acceptance Time, the Company shall provide notice to all holders of Company Stock Options specifying that such Company Stock Options will not be assumed in connection with the Merger and describing the treatment of such Company Stock Options in accordance with this Section 3.4 and the terms of the applicable Company Equity Plan and will permit each holder of a Company Stock Option who desires to exercise all or any portion of such Company Stock Option following receipt of such notice to exercise such Company Stock Option prior to the Effective Time.

(c)	For the purposes of this Agreement:

a.	“Company Equity Plans” means the Company’s 1998 Stock Option Plan and the 2008 Stock Incentive Plan.

b.
“Company Restricted Stock” means shares of Company Common Stock that are subject to risk of forfeiture and restrictions on transfer and were issued as restricted stock awards or stock grants under any of the Company Equity Plans.

c.
“Company RSUs” means the restricted stock units that provide for the issuance of one or more shares of Company Common Stock upon vesting and were issued as restricted stock unit awards or stock grants under any of the Company Equity Plans.

d.	“Company Stock Option” means an option granted under any of the Company Equity Plans to purchase shares of Company Common Stock.

Section 3.5 Withholding Tax.  Each of the Purchaser, the Surviving Corporation, and the Parent shall deduct or withhold from the consideration payable to any Person pursuant to Articles II, III or IV hereof such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law.  If the Purchaser, the Surviving Corporation or the Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Purchaser, the Surviving Corporation, or the Parent, as the case may be, made such deduction or withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Reports filed by the Company prior to the Agreement Date (excluding any disclosure set forth therein under the heading “Risk Factors”, or any disclosures in any section related to forward-looking statement to the extent that they are predictive, cautionary or forward-looking in nature) or (b) the disclosure schedule of the Company delivered to the Parent (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect), the Company represents and warrants to the Parent and the Purchaser as follows:

Section 4.1 Organization.

(a)
Each of the Company and its Subsidiary is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to the Parent a copy of its amended and restated certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), as currently in effect.

(b)
For purposes of this Agreement, “Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiary, taken as a whole; provided, however, that any change or effect resulting from (i) the industries and markets in which the Company and its Subsidiary operate, (ii) the United States or the global economy, (iii) the United States financial or securities markets or (iv) the environmental condition of the Company’s Facility and/or requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”), as more particularly set forth in Section 4.15 and Section 6.16 and on Schedule 4.15, shall be excluded from the determination of Company Material Adverse Effect, in the case of clauses (i), (ii), (iii) and (iv), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Company and its Subsidiary relative to other companies in the same industry as the Company; and provided further that any change or effect resulting from the following, shall not constitute, and shall not be considered in determining whether there has occurred, a Company Material Adverse Effect; (1) the execution or the announcement of this Agreement, (2) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (3) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC, (4) any enactment or other action required by Law, required by this Agreement or taken at the request of the Parent or the Purchaser, (5) any litigation brought or threatened by stockholders of the Company (whether on behalf of the Company or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Schedule 14D-9, the Proxy Statement, if any, and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the Transactions (collectively, the “Company Disclosure Documents”), (6) any changes in Law or interpretations thereof, (7) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Company Disclosure Document, (8) any decrease in the market price or trading volume of Company Common Stock (but not the underlying cause of such decrease), (9) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company (but not the underlying cause of such failure), (10) any fluctuations in foreign currency exchange rates, or (11) any action required to comply with any Environmental Laws, including ISRA.

(c)
For purposes of this Agreement, “Company Facility” means the Subsidiary’s property located at 358-364 Adams Street (Block 973, Lot 1) and 348 South Street (Block 973, Lot 37), City of Newark, Essex County, New Jersey.

Section 4.2 Capitalization.

(a)
The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, no par value per share, of which 12,366,355 are issued and outstanding as of the Agreement Date, (ii) 60,000 shares of Series A convertible non-cumulative preferred stock, par value of two dollars and fifty cents ($2.50) per share, none of which are issued or outstanding on the Agreement Date and (iii) 940,000 of preferred stock, par value of two dollars and 50 fifty cents ($2.50) per share, none of which are issued or outstanding on the Agreement Date.  All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  As of the Agreement Date, except as set forth in Section 4.2 of the Company Disclosure Schedule, there are, and at the Share Acceptance Time there will be, no existing (i) shares of any class of capital stock or options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or its Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or its Subsidiary, (ii) contractual obligations of the Company or its Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company or its Subsidiary or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b)
All of the outstanding shares of capital stock or equivalent equity interests of the Company’s Subsidiary are owned directly by the Company free and clear of all material liens, pledges, security interests or other encumbrances.  For purposes of this Agreement, “Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity of which such Person directly or indirectly owns securities or other equity interests representing 100% of the aggregate voting power.

(c)
Neither the Company nor its Subsidiary owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other equity, other than the Subsidiary of the Company.

Section 4.3 Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, if required, to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offer, the issuance of the Top-Up Option Shares (assuming the Top-Up Option is exercised pursuant to Section 1.4), the Merger and the other Transactions have been duly authorized by the Company Board and, except, in the case of the Merger, for the Company Stockholder Approval, if required, and for filing of the Certificate of Merger or other appropriate documents with the Secretary of State of the State of New Jersey, and except as set forth in Section 6.16, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and consummation by the Company of the Transactions will not, (a) violate any provision of the Company Charter or the Company Bylaws, (b) result in violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation, whether written or oral (“Contract”), to which the Company or its Subsidiary is a party or by which any of them or any of their properties or assets is bound, (c) violate any Law applicable to the Company, or its Subsidiary or any of their properties or assets, or (d) other than in connection with or compliance with (i) NJBCA, (ii) requirements under other state corporation Laws, (iii) any relevant antitrust Laws, (iv) the Securities Exchange Rules, (v) the Exchange Act, (vi) such filings as may be required under the NJBCA, and (vii) such filings as may be required under Section 6.16, require the Company to make any filing or registration with or notification to, or require the Company to obtain authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not materially adversely affect the ability of the Company to consummate the Transactions.

Section 4.5 SEC Reports; Disclosure Controls and Procedures.

(a)
The Company has filed all reports and other documents with the SEC required to be filed by the Company since December 31, 2006 (the “Company SEC Reports”).  As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they were made, not misleading.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unauditied statements, to normal year-end adjustments).  Since the Balance Sheet Date, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company SEC Reports or except as may be required by a regulatory authority.

(b)
Since December 31, 2006, the Company and its Subsidiary has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15-d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.  The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.6 No Undisclosed Liabilities.  Neither the Company nor its Subsidiary has, since November 30, 2011 (the “Balance Sheet Date”), incurred any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in the Company’s financial statements in accordance with GAAP), except for (a) liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, (b) liabilities and obligations incurred in connection with the Transactions, (c) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (d) liabilities and obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice.

Section 4.7 Absence of Certain Changes.  Since the Balance Sheet Date through the Agreement Date, (a) the Company has not suffered a Company Material Adverse Effect, (b) there has not occurred any change, event, circumstance or development that is reasonably likely to have a Company Material Adverse Effect and (c) except as contemplated by this Agreement, the Company has not taken any action that would be prohibited by Section 6.1(a)(i) through Section 6.1(a)(xiv) if taken after the Agreement Date.

Section 4.8 Material Contracts.

(a)	As of the Agreement Date, the Company is not party to or bound by any Contract:

a.	that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

b.	that contains any non-competition or other agreements that limit the ability of the Company or its Subsidiary to complete in any line of business, in any geographic area or with any person;

c.	that creates any partnership, joint venture or similar entity with respect to any material business of the Company and its Subsidiary, taken as a whole;

d.	that would, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions;

e.
that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness in excess of $50,000, other than intercompany agreements [Mortgage Note];

f.
that is written contract (other than this Agreement) for the sale of any of its assets after the Agreement Date in excess of $25,000, other than in the ordinary course of business consistent with past practice;

g.	under which the Company and the its Subsidiary are expected to make annual expenditures or receive annual revenues in excess of $250,000 during the current or subsequent fiscal year;

h.	containing a right of first refusal, right of first negotiation or right of first offer in favor a party other than the Company or its Subsidiary;

i.	that obligates the Company to file a registration statement under the Securities Act of 1933 which filing has not yet been made; or

j.	what is an interest rate, equity, commodity or other swap or derivative instrument.

Each such contract described in clauses (i)-(x) is referred to herein as a “Material Contract.”

Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, and the Company has performed in all material respects all obligations required to be performed by it to the Agreement Date under each Material Contract and, to the Company’s Knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract.  The Company has not received written notice, nor does the Company have Knowledge, of any material violation of or material default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or material default under) any Material Contract to which it is party or by which it or any of its properties or assets is bound.  For purposes of this Agreement, “Company Knowledge” or “Knowledge of the Company” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 4.8 of the Company Disclosure Schedule.

Section 4.9 Employee Benefit Plans; ERISA.

(a)
Section 4.9(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each material employee benefit plan (as hereinafter defined) (i) that  is currently maintained, contributed (or required to be contributed) to, or sponsored by the Company or its Subsidiary, or (ii) to which the Company or its Subsidiary is a party, or (iii) with respect to which the Company or its Subsidiary has any material liability, including any material contingent liability, for the payment or delivery of any premiums, compensation or benefits (collectively, the “Benefit Plans”).  For purposes of the proceeding sentence, an “employee benefit plan” is any of the following that benefits or is intended to benefit any current or former employee or director (whether or not an employee) of, or consultant or other service provider (whether or not an employee) with respect to the Company or an ERISA Affiliate (as defined in Section 4.9(b)), or the beneficiaries of any of them: (A) a “plan” described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (B) a stock bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right, or other equity-based plan, policy, program, agreement or arrangement; or (C) an incentive, bonus, deferred compensation, welfare, retiree medical or life insurance, retirement, supplemental retirement, termination, salary continuation, severance, change in control, and any material fringe benefit or other material benefit plan, policy, program, agreement or arrangement, whether written or unwritten.  With respect to each Benefit Plan, the Company has delivered to Parent a true and complete copy of each of the following, together with all amendments: (i) all documents embodying the Benefit Plan (or, where a Benefit Plan has not been reduced to writing, a summary of all material Plan terms), (ii) in the case of any funded Benefit Plan, the trust agreement or similar instrument, (iii) for each Benefit Plan subject to the requirement that annual reports be filed on a Form 5500, the two most recently filed annual reports, with schedules, financial statements and auditor’s opinion attached, (iv) in the case of each Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter applicable to the Benefit Plan, (v) all related custodial agreements, insurance policies (including fiduciary liability insurance covering the fiduciaries of the Benefit Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any, and (vi) the most recent summary plan description, summaries of material modifications or similar summary and any employee handbook referencing to the Benefit Plan.

(b)
None of the Company or its Subsidiary or any other person (including an entity) that together with the Company or its Subsidiary is or at any relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its Subsidiaries, an “ERISA Affiliate”) has ever contributed or been required to contribute to, or has ever sponsored, maintained or participated in, (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA,  Except as described in Section 4.9(a) of the Company Disclosure Schedule, the transaction contemplated by this Agreement will not, by themselves or together with any other event, cause or result in the payment, acceleration or vesting of any payment, right or benefit under any Benefit Plan.

(c)
Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”).  No such determination or opinion letter has been revoked, and, to the Company’s knowledge, revocation has not been threatened.  To the Company’s knowledge, no such Benefit Plan has been amended or operated since the date of its most recent determination or opinion letter in any respect, and no act or omission has occurred, that would adversely affect its qualification.

(d)
Each Benefit Plan has been maintained and administered at all times in accordance with its material terms.  Each Benefit Plan, including any associated trust or fund, has been established and  administered in material compliance with the applicable provisions of ERISA, the Code and other applicable Law (including, where applicable, non-U.S. Law), and, to the knowledge of the Company, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any ERISA affiliate to any liability or penalty under Section 502 of ERISA or to any tax under Chapter 43 of the Code.  All filings and reports with respect to each Benefit Plan required to have been submitted to the IRS, the United States Department of Labor, or any other Governmental Entity have been duly and timely submitted.

(e)
No Benefit Plan provides health or life insurance benefits following retirement or other termination of employment, and neither the Company nor any ERISA Affiliate has any obligation to provide any such benefits following retirement or other termination of employment, in each case except for benefit continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA.

(f)
With respect to each Benefit Plan, no administrative investigation, inquiry, audit or other proceeding by the IRS, U.S. Department of Labor or other Governmental Entity, and no other lawsuit, claim, or other controversy, other than claims for benefits in the ordinary course and proceedings with respect to qualified domestic relations orders, is pending or, to the knowledge of the Company, threatened.

(g)
With respect to each Benefit Plan, all contributions (including salary reduction contributions), premiums and other payments (i) to the extent due, have been timely made, and (ii) to the extent not yet due, have been appropriately accrued on the books of the Company or, if applicable, any of its Subsidiaries.

(h)
Each Benefit Plan subject to 409A of the Code (“Section 409A”) has been operated in good faith compliance with Section 409A.  No Benefit Plan, which is subject to the requirements of Section 409A, violates such requirements.  The Company is not a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Tax imposed by Section 409(A)(a)(1)(B) of the Code.

(i)
Except for the Benefit Plans listed in Section 4.9(i) of the Company Disclosure Schedule, no Benefit Plan is subject to the Laws of a jurisdiction other than the United States of America, whether or not United States Law also applies.  For purposes of the preceding sentence, the Commonwealth of Puerto Rico, Guam, American Samoa, the Northern Marianna Islands and the Virgin Islands shall be considered jurisdictions other than the United States.

(j)
Except for the Benefit Plans listed in Section 4.9(j) of the Company Disclosure Schedule, each Benefit Plan and its related documentation or agreement, summary plan description, or other written communication distributed generally to employees by its terms expressly and adequately reserves the right to amend and terminate such Benefit Plan, and each Plan may be terminated without material liability to the Company or any ERISA Affiliate, except for vested benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction.  Except as listed in Section 4.9(j) of the Company Disclosure Schedule, no Benefit Plan subject to ERISA includes in its assets in any securities issued by the Company or any ERISA Affiliate.

(k)
Except as listed in Section 4.9(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax Law); or (ii) is a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the excise Tax imposed by Code Section 4999.

(l)
Neither the Company nor the Company Subsidiaries has made any payments that have, or has been or is party to any agreement, contract, arrangement or plan that have, resulted or will result, separately or in the aggregate, in the payment of any compensation which would be subject to the deduction limit imposed by Code Section 162(m).

Section 4.10 Litigation.  There is not action, claim, suit, proceeding or governmental investigation pending against or, to the Knowledge of the Company, threatened against the Company or its Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  There are no material outstanding orders, judgments, injunctions or decrees of any Governmental Entity against the Company, its Subsidiary or any of their securities or material assets or properties.

Section 4.11 Compliance with Law; Permits.

(a)
The Company and its Subsidiary hold all material permits, licenses, exemptions, consents, certificates, authorizations, registrations, and other approvals from Governmental Entities required to operate their respective businesses as it is being conducted as of the Agreement Date (collectively, the “Permits”) and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually, or in the aggregate not reasonably be expected to have a Company Material Adverse Effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit.  Neither the Company nor its Subsidiary is in violation of, or in default under, any Law, in each case, applicable to the Company or its Subsidiary or any of their respective assets and properties.  Notwithstanding the foregoing, this Section 4.11 shall not apply to employee benefit plans, Taxes, environmental matters, labor and employment matters, or regulatory matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.13, Section 4.15, Section 4.16 and Section 4.18, respectively.

(b)
None of the Company, the its Subsidiary, any of their respective officers or employees, or to the Knowledge of the Company, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of the Company or its Subsidiary, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”), (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act), or (iii) been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment.

Section 4.12 Intellectual Property.

(a)
Section 4.12 of the Company Disclosure Schedule sets forth all (i) issued patents and pending patent applications, (ii) trademark registrations, service mark registrations, and pending applications for registration thereof, and (iii) copyright registrations and pending copyright applications, in each case that are owned by the Company or its Subsidiary.  With respect to each item of Intellectual Property identified in this Section 4.12(a): (x) the Company and its Subsidiary owns all right, title, and interest in and to such item, free and clear of all liens; (y) such item is not the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator (“Order”) of which the Company has received notice; and (z) no action (other than patent or trademark office actions), suit, proceeding, claim (including inventorship claims), or governmental investigation of which the Company or its Subsidiary has received written notice is pending or, to the Knowledge of the Company, threatened that challenges the validity, enforceability, or ownership of such Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means all rights in patents, patent applications, inventions, invention disclosures, trademarks (whether registered or not, trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, registered copyrighted works and unregistered copyrightable works (including proprietary software, works of authorship, and other copyrightable works), technology, trade secrets, know-how, formulae, processes, methods, technical documentation, specifications, data, designs and other intellectual property and proprietary rights.

(b)
Section 4.12 of the Company Disclosure Schedule sets forth a list of all material Contracts under which the Company or its Subsidiary (i) licenses from a third party material Intellectual Property that is used in the conduct of the business of the Company or its Subsidiary as currently conducted that presently require or that could require payment by the Company or its Subsidiary of royalties or license fees exceeding $50,0000 in any twelve-month period (such Contracts being referred to as “License-In Contracts”) and (ii) licenses to a third party any Intellectual Property (such Contracts being referred to as “License-Out Contracts”).  To the Knowledge of the Company, (i) each License-In Contract and License-Out Contract will continue to be valid and in full force and effect; (ii) each License-In Contract and License-Out Contract will continue to be valid and in full force and effect on similar terms immediately following the consummation of the Transactions upon meeting the terms and conditions, if any, in each License-In Contract or License-Out Contract, as applicable; and (iii) neither the Company nor its Subsidiary is in material breach of any License-In Contract or License-Out Contract.

(c)
To the Knowledge of the Company, the Company and its Subsidiary owns or has the right to use valid Intellectual Property necessary to the conduct of the business of the Company or its Subsidiary as currently conducted.

(d)
There is no pending or, to the Knowledge of the Company, threatened, action, claim, suit, proceeding or governmental investigation in which it is alleged that the conduct of the Company’s or its Subsidiary’s business as currently conducted infringes or otherwise violates the Intellectual Property rights of any third party.  To the Knowledge of the Company, neither the Company, nor its Subsidiary has received any written claim alleging any such infringement or violation.

(e)
The Company and its Subsidiary have taken best efforts to protect and preserve its rights in all Intellectual Property owned by the Company or its Subsidiary that is used in the conduct of the Company’s or its Subsidiary’s business as currently conducted.  To the Company’s Knowledge, all employees and independent contractors, and consultants to the extent such obligations exists, who have created Intellectual Property used in the conduct of the Company’s or its Subsidiary’s business as currently conducted have assigned to one or more of the Company and its Subsidiary all of their rights therein, to the extent permitted under Law and to the extent that such rights would not automatically vest with the Company by operation of Law.

Section 4.13 Taxes.

(a)
(i) All material Tax Returns required to be filed by or on behalf of the Company or its Subsidiary, or any consolidated, combined, affiliated or unitary group of which the Company or its Subsidiary is a member have been timely filed, (ii) each such Tax Return was true, complete and correct in all material respects, (iii) the Company and its Subsidiary has paid or caused to be paid all material Taxes required to be paid other than Taxes (x) not yet due and payable, or (y) being contested in good faith by appropriate proceedings, and in each case for which the Company has established adequate reserves, (iv) no material audits, assessment of Taxes, other examinations by the United States Internal Revenue Service or any other domestic or foreign governmental authority responsible for the administration of any Taxes (collectively, the “Taxes Authorities”), or any proceedings or appeals of such proceedings relating to taxes in respect of the Company or its Subsidiary are presently pending or proposed or threatened in writing and no claim has been made by any Taxing Authority in any jurisdiction in which the Company or its Subsidiary does not file Tax Returns that the Company or its Subsidiary may be subject to Tax in that jurisdiction, and (v) there are no liens for Taxes upon any property or assets of the Company or its Subsidiary except for liens for property Taxes not yet due and payable.

(b)
Neither the Company nor its Subsidiary is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes, except of any such agreements that will terminate as of or prior to the Effective Time.

(c)
Neither the Company nor its Subsidiary has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiary) under Treasury Regulation Section 1.1502-6 or any similar provision or state, local, or foreign law, or as a transferee or successor, by contract, operation of Law, or otherwise.

(d)
The Company and its Subsidiary have withheld, and paid to the appropriate Taxing Authority as required by Law, all amounts required by Law or contract to be withheld from the wages, salaries or other payments to employees, independent contractors, creditors, stockholders, consultants, or any other third party.  The Company and its Subsidiary have complied in all respects with all record keeping and reporting requirements in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, consultant, or other third party.

(e)
Since January 1, 2007, neither the Company nor its Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code.

(f)
Neither the Company nor its Subsidiary has engaged in any “reportable transaction” or “listed transaction” identified pursuant to Treasury Regulation Section 1.6011-4 or any similar provision or state, local, or foreign law.

(g)	Neither the Company nor its Subsidiary has extended or waived any application of any statute of limitation of any jurisdiction regarding the assessment or collection of any Tax.

(h)
Neither the Company nor its Subsidiary are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i)
Since December 31, 2006, except as set forth in  the Tax Returns described in Section 4.13(k), neither the Company nor its Subsidiary has (i) changed any Tax accounting methods, policies, or practices, except as required by a change in applicable Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any material amended Tax Return or claim for refund, (iv) entered unto any closing agreement affecting any material Tax liability or refund, or (v) settled or compromised any material Tax liability or refund.  All financial statements on which Tax Returns were based were prepared in accordance with the then existing United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated.

(j)
Neither the Company nor its Subsidiary will be required to include any income, or exclude any material item of deduction from, taxable for a taxable Period (or portion thereof) beginning after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local, or foreign Law) made prior to the Closing Date or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) executed during the six (6) year period ending on the Closing Date.

(k)
The Company has made available or will make available to Parent upon request complete and correct copies of all material Tax Returns, supporting work papers, examination reports, cost sharing or similar arrangements, and statements of deficiencies assessed against or agreed to by the Company or its Subsidiary filed by or received by the Company or its Subsidiary since December 31, 2006.

(l)
Definitions. (i) “Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profit taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing; (ii) “Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Taxing Authority, including any attachments, amendments and supplements thereto.

Section 4.14 Tangible Assets.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and/or its Subsidiary have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and tangible assets necessary for the conduct of the business of the Company and its Subsidiary, taken as a whole, as currently conducted, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and could not reasonably be expected to materially detract from or materially interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet.  There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations presently in effect that grant the right of use or occupancy of any real property owned by the Company or its Subsidiary (collectively, the “Real Property”), and there is no person in possession of the Real Property other than the Company and its Subsidiary.  There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property leased by the Company or a Subsidiary.  To the knowledge of the Company, the material property and equipment of the Company and each Subsidiary that are used in the operations of business are (i) in good operating condition and repair (ordinary wear and tear excepted) and (ii) have been maintained in accordance with normal industry practices.  Section 4.14 of the Company Disclosure Schedule lists all Real Property leased or owned by the Company or its Subsidiary.

Section 4.15 Environmental.

Except as set forth on Section 4.15 of the Company Disclosure Schedule:

(a)
Neither the Company nor its Subsidiary (i) has received any written notice with respect to the business of, or properties owned or leased by, the Company or its Subsidiary from any Governmental Entity or third party that remains outstanding alleging that the Company or its Subsidiary is not in compliance with any Laws governing pollution or the protection of human health or the environment, (ii) has knowingly or intentionally caused any “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.), in excess of a reportable quantity on any property that is used for the business of the Company or its Subsidiary which release remains unresolved, (iii) currently owns, operates or leases or has formerly owned, operated or leased any premises that to the Company’s knowledge, is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state governmental lists, or (iv) has received written notification of, and the Company has no knowledge of, any potential responsibility or liability of the Company or any Subsidiary pursuant to the provisions of (1) CERCLA, or (2) any similar Federal, state, local, foreign or other Environmental Law.

(b)
The Company and its Subsidiary has obtained all permits required by Environmental Laws necessary to enable them to conduct their respective businesses as currently conducted and are in material compliance with such permits.  All such material permits are in full force and effect and, to the Company’s knowledge, there are no pending or threatened claims that seek revocation, cancellation, suspension or any adverse modification of any such permits.

(c)
The Company previously has made available pursuant to Section 6.2, to Parent copies of all material environmental reports prepared with regard to the Property and permits required under Environmental Laws and all other material correspondence with Governmental Entities in the Company’s possession relating to compliance with Environmental Laws.  Anything contained herein shall constitute “Parent’s Knowledge” or ”Knowledge of the Parent” despite the provisions of Section 5.9 to the contrary.

(d)
For purposes of this Agreement, “Environmental Laws” means any applicable Federal, state or local Laws, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety, or the environment, including without limitation, the following statutes and all regulations promulgated thereunder: CERCLA; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C §11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; any state or local statute of similar effect; and any Laws relating to protection of the environment which regulate the management or disposal of hazardous industrial chemicals.

(e)	The business of each of the Company and its Subsidiary are being conducted in material compliance with all Environmental Laws.

(f)
Neither the Company nor its Subsidiary has Knowledge of any pending or threatened enforcement action by the EPA, DEP, or any other Governmental Entity that has jurisdiction over the operations of the Company or its Subsidiary.

(g)
All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the EPA, DEP, or any other Governmental Entity by the Company and its Subsidiary have been so filed, maintained or furnished.  All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no material liability exists with respect to such filing.

(h)	No permit issued to the Company or its Subsidiary by any Governmental Entity has, since December 31, 2006, been limited, suspended, modified or revoked.

(i)
The Company and its Subsidiary have not received any written notices, correspondence or other communication from the EPA, DEP or any other Governmental Entity since December 31, 2006 requiring termination, suspension or material modification of any manufacturing process by, or on behalf of, the Company or its Subsidiary, or in which the Company or its Subsidiary have participated.

(j)
Neither the Company nor its Subsidiary has received any written notice that the EPA, DEP or any other Governmental Entity has commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any of the Company’s products.

Section 4.16 Labor Matters.

(a)	As of the Agreement Date, there are no pending or, to the Knowledge of the Company, threatened strikes, lockouts or work stoppages involving the employees of the Company or its Subsidiary.

(b)
As of the Agreement Date, neither the Company nor its Subsidiary is a party to, or bound by, any collective bargaining agreement with a labor union with respect to its Employees located in the United States.

(c)
There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary, except for any such proceeding that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)
Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiary are in compliance with applicable Laws respecting employment.

Section 4.17 Brokers or Finders.  No investment banker, broker, finder, financial advisor or other intermediary, other than Millburn Capital LLC, is entitled to any investment banking, brokerage, finder’s or similar fee or commission, success fee or contingent fee from the Company or its Subsidiary in connection with this Agreement or the Transactions.  The Company has provided Parent with copies of all documents relating to such arrangements, which documents and arrangements have not subsequently been modified.  Section 4.17 of the Company Disclosure Schedule itemizes all payments due from the Company or its Subsidiary in connection with the Transactions.

Section 4.18 Other Regulatory Compliance.

Except as set forth in Section 4.15:

(a)
The business of each of the Company and its Subsidiary are being conducted in compliance with all Laws, including (i) federal Medicare and Medicaid statutes and related state or local statutes and regulations; (ii) any comparable foreign Laws for any of the foregoing; (iii) federal or state criminal or civil Laws; and (iv) state licensing, disclosure and reporting requirements.  Since December 31, 2006, the manufacture of products by the Company and its Subsidiary has been conducted in material compliance with all applicable Laws.

(b)
Neither the Company nor its Subsidiary has Knowledge of any pending or threatened enforcement action by any Governmental Entity that has jurisdiction over the operations of the Company or its Subsidiary.

(c)
All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to any Governmental Entity by the Company and its Subsidiary have been so filed, maintained or furnished.  All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(d)	No Permit issued to the Company or its Subsidiary by any Governmental Entity has, since December 31, 2006, been limited, suspended, modified or revoked.

(e)
The Company and its Subsidiary have not received any written notices, correspondence or other communication from any Governmental Entity since December 31, 2006 requiring termination, suspension or material modification of any manufacturing process by, or on behalf of, the Company or its Subsidiary, or in which the Company or its Subsidiary have participated.

(f)
Since December 31, 2006, the Company and its Subsidiary have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product.  The Company and its Subsidiary are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiary, (ii) a change in the marketing classification or a material change in the labeling of any such products, or (iii) a termination or suspension of the marketing of such products.

(g)
Neither the Company nor its Subsidiary has received any written notice that any Governmental Entity has commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any of the Company’s products.

Section 4.19 Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement and the Transactions (the “Company Stockholder Approval”) is (unless the Merger is consummated in accordance with Section 10-5(1) of the NJBCA, as contemplated by Section 2.4 hereof) the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Transactions.

Section 4.20 Company Board Recommendation.  The Company Board has unanimously adopted resolutions affecting the Company Board Recommendation.  As of the Agreement Date, the Company Board Recommendation has not been amended, rescinded, or modified.

Section 4.21 Disclosure Documents.

(a)
Each Company Disclosure Document when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and all other applicable Laws.

(b)
(i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company Stockholders and at the time of the  Special Meeting and (ii) any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact that is necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)
The information with respect to the Company or its Subsidiary that the Company furnishes to the Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact that is required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)
The representations and warranties contained in this Section 4.21 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by the Parent or the Purchaser specifically for use therein.

Section 4.22 Interested Party Transactions.  Neither the Company nor its Subsidiary is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Equity Plans or the ESPP) with any Affiliate, stockholder that beneficially owns 2% or more of the outstanding Company Common Stock, or current or former director or executive officer of the Company.

Section 4.23 Analysis of Financial Advisor.  The Company Board has received from the Company’s financial advisor, Millburn Capital LLC, an analysis and conclusions, dated as of February 29, 2012, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, including, but not limited to the fact that there is a limited market for the shares of the Company, the consideration to be received by the Company Stockholders pursuant to either the Offer or the Merger is reasonable.

Section 4.24 Directors and Officers.  As of the Agreement Date, each of Murray S. Cohen and James Ivchenko has advised the Company in writing that his intention is to tender all Shares, if any, beneficially owned by him  pursuant to the Offer.

Section 4.25 Delivery of Company Disclosure Schedule.  The Company Disclosure Schedule provided for hereunder shall be delivered to the Parent as soon as practicable following the Agreement Date and, in any event, prior to the commencement of the Offer.  Notwithstanding anything herein to the contrary, Section 4.15 of the Company Disclosure Schedule has been delivered to the Parent contemporaneously with the execution of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

Except as disclosed in the disclosure schedule of the Parent and the Purchaser delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information state in such Parent Disclosure Schedule relates; provided, that (a) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (b) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect), the Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization.  Each of the Parent and the Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Parent and Purchaser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  For purposes of this Agreement, “Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, the ability of the Parent or the Purchaser to consummate the Transactions, including any such change or effect that prevents, materially delays or materially impedes the Parent’s or the Purchaser’s ability to consummate the Transactions.  The Parent has made available or will make available to the Company a copy of the articles of incorporation or certificates of incorporation, as the case may be, and bylaws or other equivalent organizational documents of the Parent and the Purchaser, as currently in effect.

Section 5.2 Authorization; Validity of Agreement; Necessary Action.  Each of the Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by the Parent and the Purchaser of this Agreement, approval and adoption of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action of the Parent and the Purchaser (other than the written consent of the sole stockholder of the Purchaser which shall occur promptly following the execution and delivery of this Agreement), and no other corporate action on the part of the Parent or the Purchaser is necessary to authorize the execution and delivery by the Parent and the Purchaser of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by the Parent and the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

Section 5.3 Consents and Approval; No Violations.  The execution and delivery of this Agreement by the Parent and the Purchaser do not, and the performance by the Parent and the Purchaser of this Agreement and the consummation by Parent and the Purchaser of the Transactions will not, (a) violate any provision of the articles of incorporation or certificate of incorporation as the case may be, or bylaws (or equivalent organizational documents) of the Parent and the Purchaser, (b) result in the violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which the Parent or Purchaser is a party or by which any of them or any of their properties or assets is bound, (c) violate any Law applicable to the Parent, any of its Subsidiaries or any of their properties or assets or (d) other than in connection with or compliance with (i) the NJBCA, (ii) requirements under other state corporation Laws, (iii) any antitrust Laws, (iv) Securities Exchange Rules, and (v) the Exchange Act, require on the part of the Parent or the Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Disclosure Documents.

(a)
The Schedule TO and the Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and all other applicable Laws.

(b)
The Schedule TO and the Offer Documents, at the time of filing, distribution or dissemination and consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)
The information with respect to the Parent and the Purchaser that the Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document shall not (i) in the case of the Proxy Statement, as supplemented and amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company Stockholders, as of the Special Meeting or at the Effective Time and (ii) in the case of any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)
The representations and warranties contained in this Section 5.4 will not apply to statements or omissions included in the Schedule TO or the Offer Documents based upon information furnished to the Parent or the Purchaser in writing by the Company specifically for use therein.

Section 5.5 Operations and Ownership of the Purchaser.  The Purchaser was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities, conducted any operations or incurred any liabilities or obligations other than in connection with the Transactions.  The authorized capital stock of the Purchaser consists of 20,000,000 shares of common stock, no par value per share, 20,000,000 shares which are validly issued and outstanding.  All of the issued and outstanding capital stock of the Purchaser is, and at the Effective Time will be, owned directly by the Parent.

Section 5.6 Financing; Sufficient Funds.  The Parent has delivered to the Company a true, complete and correct signed copy of a debt commitment letter, dated as of the Agreement Date (the “Debt Financing Letter”), by and among C3 Capital Partners II, LP, Parent, and Purchaser, pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided, the debt amounts set forth therein to Purchaser (the “Financing”).  As of the Agreement Date, (a) the Debt Financing Letter is in full force and effect, is a legal, valid and binding obligation of Parent and Purchaser and (b) the funding of the Financing is not subject to any conditions or other contingencies other than those set forth in the Debt Financing Letter.  Subject to the terms and satisfaction of the conditions of the Financing and this Agreement, the Financing, together with the cash of the Parent, will provide the Parent and the Purchaser with sufficient immediately available funds to pay when due for all of the Shares tendered and not properly withdrawn in the Offer and the aggregate Merger Consideration.  Prior to the Agreement Date, the Debt Financing Letter has not been amended or modified, and as of the Agreement Date, the commitments contained in the Debt Financing Letter have not been withdrawn or rescinded in any respect.  As of the Agreement Date, assuming the accuracy of the representations and warranties in Article IV and compliance by the Company with its covenants set forth in this Agreement, (x) no event has occurred or circumstances exists which, with or without notice, lapse of time or both, would constitute a default or breach of Parent or Purchaser under the Debt Financing Letter and, neither Parent and Purchaser has any reason to believe that Purchaser will be unable to satisfy on a timely basis any condition to funding of the Financing to be satisfied by it as set forth in the Debt Financing Letter at or prior to the Share Acceptance Time.  Except for fee letters with respect to fees and related arrangements with respect to the Financing (which do not relate to the conditionality of, or contain any conditions precedent to, the funding of the Financing), there are no side letters or other agreements, contracts or agreements related to the funding or investing, as applicable, of the full amount of the Financing other than expressly set forth in the Debt Financing Letter and delivered to the Company prior to the date hereof.

Section 5.7 Share Ownership. Neither the Parent nor the Purchaser beneficially owns any Company Common Stock.

Section 5.8 Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of the Parent is necessary to approve the Offer, the Merger or the other Transactions.  The vote or consent of the Parent as the sole stockholder of the Purchaser (which shall occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of the Purchaser necessary to approve this Agreement, the Offer, the Merger and the other Transactions.

Section 5.9 Investigation by the Parent and the Purchaser.  Each of the Parent and the Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiary.  In entering into this Agreement, each of the Parent and the Purchaser acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiary nor any of their respective Representatives makes any representation or warranty, either express or implied, to Parent, Purchaser or any of their respective representatives in connection with this Agreement, the Offer, the Merger or the Transactions.  Without limiting the generality of the foregoing, none of the Company or its Subsidiary nor any of their respective Representatives or any other Person has made a representation or warranty to the Parent or the Purchaser with respect to (i) any projections or forecasts, estimates or budgets for the Company or its Subsidiary or (ii) any materials, documents or information relating to the Company or its Subsidiary made available to each of the Parent or the Purchaser or their Representatives in any "data room”, confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.  For purposes of this Agreement, “Parent’s Knowledge” or “Knowledge of the Parent” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 5.9 of the Parent Disclosure Schedule.

Section 5.10 Litigation.  There is no Proceeding pending against or, to the Knowledge of the Parent, threatened against or affecting, the Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Parent’s or the Purchaser’s ability to consummate the Transactions.  Neither the Parent nor its Subsidiary is subject to any Order against the Parent or its Subsidiary or naming the Parent or its Subsidiary as a party that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11 Section 10A-3 of the NJBCA.  As of the Agreement Date, neither the Parent nor the Purchaser nor any of their respective “affiliates” or “associates” is, and at no time during the last five (5) years has been, an “interested stockholder” of the Company, as such terms are defined in the “New Jersey Shareholders Protection Act.”

Section 5.12 Brokers or Finders. [Reserved].

Section 5.13 Other Agreements.  To the actual knowledge of the executive officers of the Parent, the Parent has disclosed to the Company all written contracts, agreements or understandings between or among the Parent, the Purchaser or any Affiliate of the Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiary, on the other hand, other than as contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company.

(a)
During the period from the Agreement Date to the Share Acceptance Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (i) as may be required by Law, (ii) with the prior written consent of the Parent, (iii) as contemplated or permitted by this Agreement or (iv) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiary shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiary shall use reasonable best efforts to (1) preserve intact their current business organization, (2) maintain their relationships with customers, suppliers and other having business dealings with them, (3) preserve intact and keep available the services of present employees of the Company or its Subsidiary, (4) keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement, and (5) preserve and protect the Intellectual Property owned by the Company and its Subsidiary; provided, however, that no action by the Company or its Subsidiary with respect to matters addressed specifically by any provision of this Section 6.1(a) shall be a deemed a breach of this sentence unless such action would constitute a breach of such specific provision.  Without limiting the generality of the foregoing, except (A) as may be required by Law, (B) with the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (C) as set forth in the Company Disclosure Schedule, prior to the time when, pursuant to Section 1.3(a), the Parent’s designees for director constitute the majority of the Company Board, the Company shall not, and shall not permit its Subsidiary to, do any of the following:

i.	amend its certificate of incorporation or bylaws (or equivalent organizational documents);

ii.
issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (x) any shares of capital stock of any class or any other ownership interest of the Company or its Subsidiary, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or its Subsidiary, or any rights, warrants, options, calls, commitments or any other agreement of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or its Subsidiary or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or its Subsidiary, or (y) any other securities of the Company or its Subsidiary in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the Agreement Date, except for the exercise of the Top-Up Option;

iii.	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock;

iv.
split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Company Common Stock or otherwise make any payments to stockholders in their capacity as such;

v.
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiary, other than the Transactions;

vi.
acquire, sell, lease, dispose of, pledge or encumber any assets, other than (x) acquisitions in existing or related lines of business of the Company or its Subsidiary as to which the aggregate consideration for all such acquisitions does not exceed $25,000, (y) sales, leases, dispositions, pledges or encumbrances of assets with an aggregate fair market value of less than $25,000, or (z) sales or transfers of inventory in the ordinary course of business;

vii.
(x) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money in addition to that incurred as of the Agreement Date or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or its Subsidiary, or (y) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (1) in the ordinary course of business and consistent with past practice, liabilities reflected or reserved against in the Company’s consolidated balance sheet as of the Balance Sheet Date, or (2) liabilities incurred in the ordinary course of business since the Balance Sheet Date;

viii.
change the compensation payable to officer, director, employee, agent or consultant, or enter into any employment, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant of the Company or its Subsidiary, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by Law or in accordance with existing agreements provided to Parent and disclosed in the Company Disclosure Schedule and (B), in the case of compensation for employees, agents or consultants who are not officers or directors, in the ordinary course of business consistent with past practice unless the total compensation payable to such employee, agent or consultant (including base, bonus opportunity at target, equity, sign-on bonus and relocation) equals or exceeds twenty-five thousand dollars ($25,000) U.S.; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

ix.
except as may be contemplated by this Agreement, in the ordinary course of business consistent with past practices or to the extent required or advisable to comply with applicable Law, terminate or materially amend any Benefit Plans;

x.	change in any material respect any of the accounting methods used by the Company unless required by GAAP or applicable Law;

xi.	enter into a Material Contract or amend, terminate or waive, release or assign any material rights or claims with respect to any Material Contract in any material respect;

xii.
settle (x) any suit, action, claim, proceeding or investigation that is disclosed in the Company SEC Reports filed prior to the Agreement Date or (y) any other suit, action, claim, proceeding or investigation;

xiii.
make, revise, or amend any material Tax election or settle or compromise any material federal, state, local, or foreign Tax liability, change any material Tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any material Tax, file any amended Tax Return, file any Tax Return in a manner inconsistent with past practice, surrender any right to claim a material Tax refund, or consent to any waiver or extension of the statute of limitations applicable to any material Tax claim or assessment; or

xiv.	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(b)	The Company shall promptly advise the Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 6.2 Access to Information.  From the Agreement Date until the earlier of Share Acceptance Time and the termination of this Agreement, the Company shall (and shall cause its Subsidiary to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of the Parent and the Purchaser reasonable access, in a manner not materially disruptive to the operations of the business of the Company and its Subsidiary, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiary and, during such period, shall, and shall cause its Subsidiary to, furnish promptly to such Representatives all information concerning the business,  properties and personnel of the Company and its Subsidiary in each case as may be reasonably requested and necessary to consummate the Transactions (and not to conduct further due diligence or other investigation of the Company); provided, however, that nothing herein shall require the Company or its Subsidiary to disclose any information to the Parent or the Purchaser if such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or the provisions of any agreement to which the Company or its Subsidiary is a party (provided that the Company shall use its reasonable best efforts to obtain waivers of any such restrictions) or (b) waive attorney-client privilege.  Promptly after the Agreement Date, and to the extent the following are received by the Company with regard to the transactions contemplated by this Agreement, the Company shall provide to the Parent a copy of the Company financial advisor’s analysis and conclusions and a copy of the relevant portions of the Company financial advisor’s presentation to the Company Board related thereto.  Any confidentially agreements by and between the Company and the Parent shall apply with respect to information furnished hereunder by the Company, its Subsidiary and the Company’s representatives.

Section 6.3 Board Recommendations; Acquisition Proposals.

(a)
Subject to Section 6.3(b), 6.3(e) and 6.3(f), the Company and its Subsidiary will not, and will use best efforts to cause their respective Representatives not to, directly or indirectly, from the Agreement Date until the Share Acceptance Time or, if earlier, the termination of this Agreement in accordance with Article VIII (i) initiate, solicit, or knowingly encourage or facilitate, or participate or engage in negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any actual or potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person other than the Parent or its Representatives access to its properties, books, or records, except as required by a governmental demand for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Offer, the Merger or the Transactions (other than any confidential statement, recommendation or solicitation by and among the Company, the Company Board and their Representatives); provided, however, that notwithstanding anything to the contrary herein, the Company may refer any third party to this Section 6.3.  The Company will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the Agreement Date regarding any proposal that constitutes, would reasonably be expected to lead to, an Acquisition Proposal.

(b)
Notwithstanding anything to the contrary contained in this Agreement, if at any time following the Agreement Date and prior to the Share Acceptance Time the Company is contacted by any third party expressing an interest in discussing an Acquisition Proposal or receives an Acquisition Proposal, in each case, if the Company has not materially breached a provision of Section 6.3(a), the Company and the Company Board may participate or engage in negotiations, inquiries or discussions (including, as a part thereof, making any counterproposal) with, or disclose or furnish any nonpublic information and data to, any Person or Persons (but only after any such Person enters into a confidentiality agreement, on substantially the same terms contained in, and no less restrictive than, the Confidentiality Agreement, with the Company which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.3(b)) making such contact or making such Acquisition Proposal and their respective Representatives and potential sources of financing, if, and only if, prior to the Share Acceptance Time the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal and the Company Board determines in good faith, after consultation with counsel, that the failure to participate in such negotiations, inquiries or discussions, disclose or furnish such information, enter into any agreement related to any Acquisition Proposal or accept any offer or proposal relating to an Acquisition Proposal would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law.

(c)
The Company will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) notify the Parent in writing of the receipt by the Company of (i) any Acquisition Proposal or (ii) any request for non-public information relating to the Company or its Subsidiary other than requests for information in the ordinary course of business, and in the good faith judgment of the Company Board, unrelated to an Acquisition Proposal.  The Company shall notify the Parent, in writing, of any decision of the Company Board, unrelated to whether to consider any Acquisition Proposal or to disclose or furnish nonpublic information with respect to the Company or its Subsidiary to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached).  The Company will (i) provide the Parent with written notice setting forth all such information (including the identity of the Person making such Acquisition Proposal) as is necessary to keep the Parent informed of the status and material terms of any such Acquisition Proposal and of any material amendments thereto, (ii) promptly provide the Parent a copy of all written information provided by or on behalf of such Person or group in connection with any Acquisition Proposal or provided by or on behalf of the Company or its Representatives to such Person or group (other than information which has previously been made available to Parent or its Representatives), and (iii) promptly (and in any event within twenty-four (24) hours of such determination) notify the Parent of any determination by the Company Board that such Acquisition Proposal constitutes a Superior Proposal.  The Company shall not, and shall cause its Subsidiary not to, enter into any agreement with any Person subsequent to the Agreement Date that would restrict the Company’s ability to provide to Parent the information set forth in clause (i) and (ii) above, and, if the Company is a party to any agreement that would prohibit the Company from providing such information to Parent, prior to providing non-public information to, or engaging in discussions or negotiations with, the counterparty to such agreement, the Company will obtain approval from the counterparty to such agreement to allow the Company to provide such information to Parent.

(d)
 Subject to Section 6.3(e) and 6.3(f), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the Company Board nor any committee thereof shall, directly or indirectly, (i)(w) withdraw, qualify, or modify, or propose to withdraw, qualify or modify (other than in any confidential communication by and among the Company, the Company Board and their Representatives), in a manner adverse to Parent or Purchaser, the Company Board Recommendation, (x) make any public disclosure inconsistent with the Company Board Recommendation, or, fail to reaffirm the Company Board Recommendation following the public announcement of an Acquisition Proposal within two (2) Business Days of a written request by Parent; (y) approve, adopt, or recommend, or propose to approve, adopt, or recommend (other than in any confidential communication by and among the Company, the Company Board and their Representatives), any Acquisition Proposal or (z) in the event of a tender offer or exchange offer for any outstanding Shares, fail to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders within ten (10) Business Days of the commencement thereof (any action described in clause (w) – (z) being referred to as a (“Change in Recommendation”)) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (x) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (y) requiring it to abandon, terminate, or fail to consummate the Transactions.

(e)
Notwithstanding the foregoing, prior to the Share Acceptance Time, the Company Board may, if the Company Board determines in good faith, after consultation with its legal counsel and financial advisor (in the case of clause (i) below) that (i) (x) a written Acquisition Proposal received by the Company constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable law, or (ii) the absence of an Acquisition Proposal, due to events occurring after the Agreement Date, the failure to take such action would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law, (1) make a Change of Recommendation, or (2) in the case of clause (i) above, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company shall not terminate this Agreement pursuant to the foregoing clause (2) and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect unless, in advance of or concurrently with such termination, the Company (A) pays the Termination Fee as required by Section 8.2, (B) simultaneously with such termination enters into a merger agreement, agreement in principle, acquisition agreement, purchase agreement or other similar agreement relating to an Acquisition Proposal (the “Alternative Acquisition Agreement”) and (C) terminates this Agreement pursuant to Section 8.1(c)(ii); provided, further, that the Company Board may not effect a Change of Recommendation pursuant to the foregoing clause (1), or terminate this Agreement pursuant to the foregoing clause (2) unless (A) the Company shall have provided prior written notice to the Parent at least three (3) Business Days in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal or otherwise make a Change of Recommendation, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party marking such Superior Proposal) or the reasons for such Change of Recommendation in the absence of a Superior Proposal, as the case may be, (B) prior to effecting such Change of Recommendation of terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall direct its financial and legal advisors to, during the Notice Period, negotiate with the Parent in good faith (to the extent the Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and (C) following the Notice Period (and giving effect to any proposed adjustments to the terms of this Agreement) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor (in the case of clause (i) below) that (i) such Acquisition Proposal remains a Superior Proposal or (ii) the failure to make such Change of Recommendation would still violate the fiduciary duties of the Company’s directors under applicable Law.  In the event of any material revisions to the Superior Proposal or material changes to the facts and circumstances necessitating such Change in Recommendation after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice.  Any Change of Recommendation shall not change the approval of the Company Board for purposes of causing any state takeover statute or other state Law to be inapplicable to the Transactions, including each of the Offer and the Merger or the transactions contemplated by the Tender and Voting Agreement.

(f)
Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

(g)	For purposes of this Agreement:

a.
“Acquisition Proposal” means any offer, proposal or effort made by any Person or Persons other than the Parent, the Purchaser or any Affiliate thereof to acquire, other than as contemplated by this Agreement, (x) beneficial ownership (as defined under 13(d) of the Exchange Act) of 50% or more of the Shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction or series of related transactions involving the Company or (y) 50% or more of the assets of the Company and its Subsidiary, taken as a whole.

b.
“Superior Proposal” means any Acquisition Proposal that the Company Board determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation) and all financial, legal, regulatory, and other aspects of such Acquisition Proposal, to be more favorable to the Company and the Company Stockholders than the Transactions.

Section 6.4 Employee Benefits.

(a)	From the Effective Time until the first anniversary of the Effective Time, Parent shall or shall cause the Surviving Corporation to continue certain Benefit Plans.

(b)
From the Effective Time until the first anniversary of the Effective Time, Parent shall or shall cause the Surviving Corporation to provide Continuing Employees while they remain so employed by Surviving Corporation with base salary that is not materially less than the base salary in effect for each such Continuing Employee immediately preceding the Effective Time.

(c)
No provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any collective bargaining representatives thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee by Company or the Surviving Corporation or under any benefit plan which Company or Surviving Corporation may maintain.

Section 6.5 Publicity.  The initial press release by the Company with respect to the execution of this Agreement shall be acceptable to the Parent and the Company.  Neither the Company nor the Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior agreement of the other party, except as may be required by Law or by any Securities Exchange Rule, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with the Parent in connection with any such press release or public announcement if the Company Board has withdrawn its Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(f), provided, that the Company, in all such events, shall provide Parent with a copy of any such press release or public announcement a reasonable time in advance of public dissemination.

Section 6.6 Directors’ and Officers’ Insurance.

(a)
Parent and Purchaser shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of the director’s and officers’ liability insurance maintained by Company and its Subsidiary (provided that Parent and Purchaser may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring on or prior to the Effective Time; provided, that in no event shall Parent, Purchaser or Company, as the case may be, be required to expend annually more than 250% of the amount that the Company spent for these purposes in the last fiscal year to maintain or procure insurance coverage pursuant hereto (the “Maximum Premium”).  Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Share Acceptance Time, purchase and prepay for a so-called “Reporting Tail Endorsement” or similar insurance for a period of six (6) years after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time (such coverage to have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects to be comparable to such existing coverage), with an annual premium not in excess of the Maximum Premium,  in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement or similar insurance in full force and effect for not less than six (6) years from the Effective Time, Parent shall be relieved from its other obligations under this Section 6.6.

(b)
From and after the Share Acceptance Time, Parent and Purchaser shall cause the Company to indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Share Acceptance Time a director or officer of Company or Subsidiary, and heirs and personal representatives (the “Indemnified Parties”), against any and all expenses incurred in connection with any claim, suit, investigation or proceeding arising out of or pertaining to any action or omission occurring on or prior to the Share Acceptance Time (including, without limitation, any claim, suit, investigation or proceeding which arises out of or relates to the transactions contemplated by this Agreement), and shall promptly pay to each indemnified Party expenses incurred by each Indemnified Party in connection with and in advance of the final disposition of any such claim, suit, investigation or proceeding, in each case, to the full extent permitted by law.

(c)
Parent and Purchaser acknowledge that the certificate of incorporation and bylaws of Company and its Subsidiary contain provisions with respect to indemnification of directors and officers, which provisions the Parent and Purchaser shall, and shall cause Company, to honor and perform on and after the Share Acceptance Time, with respect to actions or omissions occurring at or prior to the Share Acceptance Time (including, without limitation, the transactions contemplated by this Agreement).

(d)	After the Effective Time, the Parent guarantees the full performance of the Surviving Corporation of its covenants and obligations set forth in this Section 6.6.

Section 6.7 Takeover Statutes.  The Company has used and shall use its reasonable best efforts (a) to take all action necessary so that no “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law is or becomes applicable to the Offer, the Merger, any of the other Transactions or the transactions contemplated by the Tender and Voting Agreement and (b) if any such anti-takeover Laws are to become applicable to the Offer, the Merger, any of the other Transactions or the transactions contemplated by the Tender and Voting Agreement, to take all action necessary so that the Offer, the Merger, any of the other Transactions and the transactions contemplated by the Tender and Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such anti-takeover Laws on the Offer, the Merger, any of the other Transactions or the transactions contemplated by the Tender and Voting Agreement.

Section 6.8 Reasonable Best Efforts.  Subject to the terms hereof, the Company, the Parent and the Purchaser shall, and the Parent and the Company shall cause their respective Subsidiaries and Affiliates to, each use their reasonable best efforts to:

(a)
take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as reasonably practicable;

(b)
obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided that in connection therewith none of the Company or its Subsidiary will be required to (nor, without the prior written consent of the Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(c)
as promptly as practicable, make all necessary filings and notifications, and thereafter make any other submissions and applications with respect to this Agreement and the Transactions required under any applicable statute, law, rule or regulation; and

(d)	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests.  The Company and the Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the Transactions.

Section 6.9 Financing.

(a)
The Company will, and will cause its Subsidiary to, use its reasonable best efforts to cause its and their respective Representatives to cooperate with the Parent and take such actions as the Parent may reasonably request in connection with the procurement and consummation of the Financing (or any Alternative Financing); provided that nothing contained in this Section 6.9 shall require such cooperation to the extent it would unreasonably interfere with the ongoing operations of the Company or its Subsidiary.

(b)
Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to (i) maintain in effect the Debt Financing Letter and to satisfy the conditions for obtaining the Financing, (ii) enter into definitive financing agreements with respect to the Financing so that such agreements are in effect no later than the Share Acceptance Time and (iii) consummate the Financing on or prior to the Share Acceptance Time.  Without limiting the generality of the foregoing, in the event that Parent has been notified by the lenders party to the Debt Financing Letter that any portion of the Financing will not be available on the terms and conditions contemplated by the Debt Financing Letter, the Parent shall promptly notify the Company in writing and use its reasonable best efforts to obtain alternative debt financing (“Alternative Financing”) in an amount at least sufficient to, in addition to the cash and the portion of the Financing that remains available on the terms and conditions contemplated by the Debt Financing Letter, pay when due for all Shares tendered and not properly withdrawn in the Offer and the aggregate Merger Consideration.  Notwithstanding the foregoing, neither the Parent nor Purchaser shall be required to (i) waive any conditions and requirements set forth in Article VII, (ii) consent to any changes to the Financing as set forth in the Debt Commitment Letter or (iii) accept Alternative Financing on terms less favorable to the Parent and the Purchaser in the aggregate than the Financing would have been.  In the event the Parent obtains Alternative Financing, the provisions of this Section 6.9 shall apply to such Alternative Financing to the same extent it applies to the Financing.  The Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its reasonable best efforts to finalize the Financing or arrange any Alternative Financing in accordance with this Section 6.9.

Section 6.10 Section 16 Matters.  Prior to the Share Acceptance Time, the Company Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so the disposition of equity securities of the Company pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.11 Tax Matters.  Except as otherwise provided herein, all real and personal property, transfer, documentary, sales, use registration, value added, stamp duty and other similar Taxes incurred in connection with the Transactions shall be borne by the Parent.  For the avoidance of doubt, transfer taxes shall not include any Taxes measured in whole or in part by net income.

Section 6.12 Obligations of the Purchaser.  The Parent shall cause the Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.  The Parent hereby guarantees the payment by the Purchaser of any amounts payable by the Purchaser pursuant to the Offer or otherwise pursuant to this Agreement.

Section 6.13 Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or the Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or the Purchaser, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.14 Delisting.  The Company agrees to cause to be taken all actions necessary to (a) delist the Company Common Stock from the OTC Bulletin Board and (b) to terminate the registration of the Company Common Stock under the Exchange Act; provided that such delisting or termination shall not be effective until after the Effective Time.  The Company will file with the SEC a Form 15 as soon as practicable after the Share Acceptance Time.  If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to the Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”).  The Post-Closing SEC Reports provided by the Company pursuant to this Section 6.14 will (i) no contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

Section 6.15 401(k).  Except with the prior written consent of the Parent, during the period from the Agreement Date to the Effective Time, the Company shall not (a) make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the Agreement Date, or (b) make any required contribution to the Company’s 401(k) plan in shares.  If requested by the Parent in writing at least ten (10) days prior to the scheduled Expiration Date, the Company shall terminate the Company’s 401(k) plan immediately prior to such scheduled Expiration Date.

Section 6.16 ISRA. It is anticipated that the transaction contemplated herein may trigger the requirements of ISRA, and the regulations pursuant thereto.  As of the execution of this Agreement, Company shall commence compliance with the requirements of ISRA and its regulations, including those steps necessary to facilitate the closing of the Merger.  Such compliance may include, as appropriate, permitted or required, but without limitation, submission of a remediation certification and related documentation and posting of a remediation funding source, and submission of a General Information Notice (“GIN”) pursuant to N.J.A.C. 7:26B-3.2, (the “ISRA Approval”).  In as much as the Company’s obligations under ISRA may not be completed as of the Closing of the Tender Offer or the Merger, such obligations will remain a continuing obligation of the Company.  This responsibility may include, without limitation, establishment of a deed notice and classification exception area(s) (“CEAs”) and obtaining and compliance with the requirements of any requisite remedial action permits.

Section 6.17 Reserved.

Section 6.18 No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give the Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiary’s operations prior to the Share Acceptance Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the Parent’s or the Purchaser’s operations.  Prior to the Effective Time, each of the Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiary’s respective operations.

Section 6.19 Operations of the Purchaser.  Prior to the Effective Time, the Purchaser shall not engage in any other business activities and shall not have incurred any liabilities or obligations other than as contemplated herein.

Section 6.20 Ownership of Shares.  Prior to the Share Acceptance Time, neither the Parent nor the Purchaser shall acquire any Shares acquire any Shares except pursuant to this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and the Parent and the Purchaser, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, the Parent and the Purchaser, if permissible under Law) of the following conditions:

(a)	if required by NJBCA, the Company Stockholder Approval shall have been obtained;

(b)
no Governmental Entity having jurisdiction over the Company, the Parent or the Purchaser shall have enacted or issued any Law or Order or taken any other action enjoining or otherwise prohibiting consummation of the Transactions on the terms contemplated by this Agreement;

(c)	the requirements for the ISRA Approval have been satisfied; and

(d)	the Purchaser (or the Parent on the Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not properly withdrawn.

Section 7.2 Conditions to Parent and Purchaser’s Obligation to Effect the Offer and the Merger.  The obligations of Parent and Purchaser to complete the Offer and to consummate the Merger are subject to the satisfaction (or waiver by Parent and Purchaser, if permissible under law) of the following conditions:

(a)	the Company having the minimum Adjusted Cash of $550,000, as of the Share Acceptance Time;

(b)	the Company having the minimum Adjusted Net Working capital of $1,325,000, as of the Share Acceptance Time; and

(c)	the Company having obtained ISRA Approval, as defined in Section 6.16 hereto.

(d)	For purposes of this Agreement:

a.
“Transaction Expenses” means any transaction expenses incurred by the Company from the date of execution of this Agreement up to and including the Share Acceptance Time, and to be paid in cash, related to investment banking fees, legal fees (corporate and environmental), environmental fees related to the licensed site remediation professional working with the Company, accounting fees related specifically to the transaction contemplated herein and the costs of the Directors’ and Officers’ Insurance as contemplated by Section 6.6 hereof.

b.	“Adjusted Cash” means the cash and cash equivalents of the Company as of the Share Acceptance Time less Transaction Expenses.

c.
“Net Working Capital” means (i) the sum of all assets of the Company as of the Share Acceptance Time that would be classified as “current assets” under GAAP, including, but not limited to, cash, cash equivalents, securities, receivables (net of doubtful accounts), inventories (less reserves), prepaid expenses and deferred taxes; less (ii) the sum of all of the liabilities of the Company as of the Share Acceptance Time that would be classified as “current liabilities” under GAAP, including, but not limited to, accounts payable, accrued expenses and accrued taxes payable.

d.	“Adjusted Net Working Capital” means Net Working Capital of the Company less Adjusted Cash.

Section 7.3 Frustration of Closing Conditions.  None of the Company, the Parent or the Purchaser may rely on the failure of any condition set forth in Section 7.1 and Section 7.2 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.8.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer, Merger and the other Transactions contemplated herein may be abandoned at any time prior to the Share Acceptance Time:

(a)	by the mutual written consent of the Company and the Parent;

(b)	by either the Company or the Parent:

i.
the Offer shall have terminated or expired in accordance with its terms (including after giving effect to any extensions) without the Purchaser having purchased any shares of Company Common Stock pursuant to the Offer on or prior to October 1, 2012 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date; or

ii.
if any Governmental Entity having jurisdiction over the Company, the Parent or the Purchaser shall have enacted or issued any Law or Order or taken any other material action, in each case such that the condition set forth in Section 7.1(b) would not be satisfied.

(c)	by the Company:

i.
prior to the acceptance of Shares for payment pursuant to the Offer, upon a breach of any covenant or agreement on the part of the Parent or the Purchaser, or if any representation or warranty of the Parent or the Purchaser shall be untrue, which breach or failure to be true would reasonably be expected to have a Parent Material Adverse Effect; provided, however, that if such breach or inaccuracy is capable of being cured prior to the earlier of (x) the End Date and (y) the date that is twenty (20) Business Days from the date the Parent is notified in writing by the Company of such breach or inaccuracy, the Company may not terminate the Agreement pursuant to this Section 8.1(c)(i) (1) prior to such date if the Parent and the Purchaser are taking reasonable best efforts to cure such breach or inaccuracy and (2) following such date if such breach or inaccuracy is cured at or prior to such date; provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement;

ii.	prior to the acceptance of Shares for payment pursuant to the Offer, in order to accept a Superior Proposal in compliance with Section 6.3(e); or

iii.
if, for any reason, (x) the Purchaser shall have failed to commence the Offer with forty-five (45) Business Days after the Agreement Date, provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) (x) if such failure to commence the Offer has resulted from the breach of this Agreement by the Company or if the Company has not provided the Purchaser with a Schedule 14D-9 the Company is prepared to file, without further revisions, (y) the Purchaser terminates or makes any change to the Offer in breach of the terms of this Agreement or (z) the Purchaser shall have breached its obligations to accept for purchase all Shares validly tendered and not properly withdrawn as of the Initial Expiration Date or any subsequent Expiration Date established in accordance with the terms of this Agreement.

(d)	By the Parent or the Purchaser

i.
Upon a breach of any covenant in this Agreement on the part of the Company, or if any representation or warranty of the Company in this Agreement shall be untrue which breach of or failure to be true would reasonably be expected to have a Company Material Adverse Effect; provided, however, that if such breach or inaccuracy is capable of being cured prior to the earlier of (x) the End Date and (y) the date that is twenty (20) Business Days from the date the Company is notified in writing by the Parent of such breach or inaccuracy, the Parent and the Purchaser may not terminate the Agreement pursuant to this Section 8.1(d)(i) (1) prior to such date if the Company is taking reasonable best efforts to cure such breach or inaccuracy and (2) following such date if such breach or inaccuracy is cured at or prior to such a date; provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to the Parent or the Purchaser if either of them has failed to perform in any material respect any of its obligations under or in connection with this Agreement;

ii.	Upon a failure of the conditions set forth Section 7.2;

iii.	the Minimum Condition shall not have been satisfied at the Expiration Date;

iv.
since the date of the Agreement, a Company Material Adverse Effect shall have occurred and be continuing or there shall be disclosure in the Company Disclosure Schedule delivered after the Agreement Date which, individually or in the aggregate, does or reasonably may be expected to have a Company Material Adverse Effect; or

v.	if, prior to the acceptance of Shares for payment pursuant to the Offer, the Company Board shall have made a Change of Recommendation.

Section 8.2 Effect of Termination

(a)
In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent, the Purchaser or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to the Parent, the Purchaser and the Company, the obligations pursuant to Section 8.2, and Article IX, the last sentence of Section 6.2 and Section 6.5; provided, however, that except as set forth in Section 8.2(b) nothing contained in this Section 8.2 shall relieve the Parent, the Purchaser or the Company from liability for fraud or willful breach of their respective covenants and agreements set forth in this Agreement

(b)	If

i.	this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii),

ii.	this Agreement is terminated by the Parent pursuant to Section 8.1(d)(v), or

iii.	this Agreement is terminated by the Parent pursuant to Section 8.1(d)(i) following a knowing, material breach by the Company or its Subsidiary or Representatives of Section 6.3,

then the Company shall pay to the Parent a termination fee of $150,000 in cash (the “Termination Fee”),

(A)	concurrently with any termination pursuant to Section 8.1(c)(ii), and

(B)	within one (1) Business Day after termination pursuant to Section 8.1(d)(v) or pursuant to Section 8.1(b)(i) if Parent is entitled to the Termination Fee under Section 8.2(b)(iii);

it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  Upon payment of the Termination Fee pursuant to Section 8.2(b)(i), the Company shall have no further liability to the Parent or the Purchaser with respect to this Agreement or the Transaction, provided that nothing herein shall release the Company from liability for intentional breach or fraud.  All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by the Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.  If the Company fails to promptly make any payment required under this Section 8.2(b) and the Parent commences a suit to collect such payment, the Company shall indemnify the Parent for its fees and expenses (including attorney fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b).

(c)
If this Agreement is terminated by the Parent and Purchaser pursuant to Section 8.1(d)(ii) or (iii), then the Company shall pay to the Parent a fee of $50,000 in cash within ten (10) Business Days to recoup expenses incurred by Parent and Purchaser in preparation of the Transactions (the “Recoupment Fee”).  In no event shall the Company be required to pay both the Termination Fee and the Recoupment Fee.

(d)
As this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) or (iii), then the Parent shall pay the Company a termination fee of $50,000 within one (1) Business Day after termination pursuant thereto.  Upon payment of the Termination Fee pursuant to this Section 8.2(d), the Parent and the Purchaser shall have no further liability to the Company with respect to this Agreement or the Transaction, provided that nothing herein shall release the Parent or the Purchaser from liability for intentional breach of fraud.  All payments contemplated by this Section 8.2(d) shall be made by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.  If the Parent fails to promptly make any payment required under this Section 8.2(d) and the Company commences a suit to collect such payment, the Parent shall indemnify the Company for its fees and expenses (including attorney fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable to this Section 8.2(d).

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the Company Stockholders contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the Company Stockholders, no such amendments, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company Stockholders hereunder without the approval of such stockholders, and provided, further, that after Share Acceptance Time, Section 1.4 of this Agreement shall not be amended in a manner that adversely affects the rights of Company Stockholders other than the Parent or the Purchaser.

Section 9.2 Non-Survival of Representations and Warranties.  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.  This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission, by electronic mail or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)	if to Parent or the Purchaser, to:

c/o Polymathes Holdings I LLC
20 Nassau Street
Suite M
Princeton, NJ 08542
Attention: General Counsel
Email:  wjgolden@polymathescapital.com

with a copy (which shall not constitute notice) to:

Nassau Legal Advisory
177 Nassau Street
Princeton, NJ 08542

(b)	if to the Company, to:

Epolin Inc.
358-364 Adams Street
Newark, NJ 07105
Attention: James Ivchenko, President
Fax: (973) 465-5453

with a copy (which shall not constitute notice) to:

Kaye Cooper Fiore Kay & Rosenberg, LLP
30A Vreeland Road, Suite 230
Florham Park, NJ 07932
Attention: David M. Kaye, Esq.
Fax: (973) 443-0609

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that nay notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section.  Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.5 Counterparts.  This Agreement may be executed by facsimile or portable document format (pdf) transmission and in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and instruments referred to herein), the Confidentiality Agreement and the Tender and Voting Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except (i) for the rights of the Company stockholders to receive the Merger Consideration following the Effective Time in accordance with Article 3, and (ii) as provided in Section 9.19 (which is intended for the benefit of any entities that have committed to provide or otherwise entered into agreements in connection with the Financing, any Alternative Financing or other financings in connection with the transactions contemplated hereby (including the parties to the Debt Financing Letter and any joinder agreements, credit agreements or any other definitive agreements relating thereto) and their respective Affiliates (the “Financing Sources”)) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7 Severability.  Any terms or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 9.8 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of New Jersey or any New Jersey state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a United States federal or state court sitting in the State of New Jersey; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of New Jersey or any New Jersey state court in any other court or jurisdiction.

Section 9.10 Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Specific Performance.

(a)
The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, the other parties would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that (i) each party hereby waives, in any action for specific performance, any and all defenses in any action for specific performance, including the defense of adequacy of a remedy at Law and (ii) each party shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to specific performance of the terms of this Agreement and to prevent or restrain breaches or threatened breaches of this Agreement in any action instituted in accordance with Section 9.9, in each case without the posting of a bond or undertaking or other security as  a prerequisite to obtaining equitable relief.

(b)
Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 9.11(a), each party may pursue any other remedy available to it at Law or in equity, including monetary damages; provided, that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be (i) limited to those arising from or relating to any intentional breach of this Agreement or fraud prior to such termination and (ii) subject to the penultimate sentence of Section 8.2(b).  Notwithstanding anything in this Agreement to the contrary, prior to termination of this Agreement in accordance with its terms, no party hereto shall be permitted to make any claim or commence any action, suit or proceeding seeking monetary damages against any other party hereto in connection with or arising out of this Agreement or the Transactions, provided that the foregoing shall be without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.

Section 9.12 Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligation hereunder to (i) the Parent, (ii) the Parent and one or more direct or indirect wholly-owned Subsidiaries of the Parent, (iii) one or more direct or indirect wholly-owned Subsidiaries of the Parent, or (iv) any direct or indirect holder of five (5%) or more of the capital stock of the Parent or any Subsidiary thereof (each, an “Assignee”).  Any such Assignee may thereafter assign, in its discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to one or more additional Assignees; provided, however, that (x) in no event will any assignment to an Assignee cause a material delay or impair the ability of the Parent and the Purchaser to consummate the Transactions and (y) in connection with any assignment to an Assignee, the Parent and the Purchaser (and the assignor, if applicable) shall agree to remain liable for the performance by the Parent and the Purchaser (and such assignor, if applicable) of their obligation hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.13 Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other Transactions is consummated.

Section 9.14 Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15 Currency.  All the references to “dollars” or “$” or “US$” in this Agreement refer to the United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.16 Construction; Interpretation.  For purposes of this Agreement:

(a)
The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b)	Whenever “include,” “includes” or “including” is used this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c)
Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d)
When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e)	Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

Section 9.17 Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppels with respect to, any subsequent or other failure.

Section 9.18 Waiver of Jury Trial.  Each of the Parent, the Purchaser and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding, or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated by this agreement, including, but not limited to, any dispute arising out of or relating in any way to the debt financing letter or the performance thereof, or the actions of the parent, the purchaser or the company in the negotiation, administration, performance and enforcement thereof.  Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.18.

Section 9.19 Financing Sources Arrangements.  Notwithstanding anything contained herein to the contrary (including Section 9.9), each of the parties hereto (a) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Letter or the performance thereof, in any forum other than the Federal and New Jersey State courts and (b) that the waiver contained in Section 9.18 shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

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IN WITNESS WHEREOF, the Company, the Parent and the Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

EPOLIN INC.

By:	/s/ Murray S. Cohen
Name: Murray S. Cohen
Title: Chairman of the Board

POLYMATHES HOLDINGS I LLC.

By:	/s/ William J. Golden
Name: William J. Golden
Title: Member

POLYMATHES ACQUISITION I INC.

By:	/s/ John Wachter
Name: John Wachter
Title: CEO